EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of VCA Antech, Inc.:
      We consent to the incorporation by reference in the registration statements (Nos. 333-81614 and 333-107557) on Form S-8 and the registration statements (Nos. 333-108135 and 333-114471) on Form S-3 of VCA Antech, Inc. of our reports dated March 9, 2006, with respect to the consolidated balance sheets of VCA Antech, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of VCA Antech, Inc.
      Our report dated March 9, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states management excluded Pet’s Choice, Inc. from its assessment of the effectiveness of VCA Antech, Inc.’s internal control over financial reporting as of December 31, 2005, and that our audit of internal control over financial reporting of VCA Antech, Inc. also excluded an evaluation of the internal control over financial reporting of Pet’s Choice, Inc.

/s/ KPMG LLP

Los Angeles, California
March 9, 2006